Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	October 26, 2006
Contact:	Anne-Marie Wright, Vice President of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com

MERIT MEDICAL SYSTEMS ANNOUNCES
THIRD QUARTER REVENUES AND EARNINGS

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable accessories used primarily in cardiology and radiology procedures, today reported revenues of $46.7 million for its third quarter ended September 30, 2006, compared with $41.2 million for the third quarter of 2005, an increase of 13%.  Revenues for the nine-month period ended September 30, 2006 were a record $139.9 million, compared with $123.9 million for the comparable nine-month period in 2005, a gain of 13%.

Net income for the third quarter ended September 30, 2006 was $3.3 million, or $0.12 per share, which includes the effect of $276,000, net of tax, for the adoption of SFAS No. 123(R).  After adjusting for stock option expensing, third quarter earnings were up on a year over year comparison for the first time in eight quarters.  For the comparable quarter of 2005, net income was $3.3 million, or $0.12 per share, as well.  Net income for the nine-month period ended September 30, 2006 was $9.2 million, or $0.33 per share, which includes the effect of $765,000, net of tax, for the adoption of SFAS No. 123(R).  For the comparable nine-month period of 2005, net income was $12.1 million, or $0.43 per share.

Gross margins for the third quarter of 2006 were 38.7% of sales, compared to 40.8% of sales for the third quarter of 2005.  Gross margins were 38.7% of sales for the nine-month period ended September 30, 2006, compared to 42.4% of sales for the comparable period in 2005.  The decreases in gross margins for the third quarter and the first nine months of 2006 can be attributed primarily to the expense of adding new facilities, equipment, operating and production support costs; increased wages for production; the adoption of SFAS No. 123(R); and increased health insurance costs.

All product categories of Merit’s business contributed to revenue growth in the third quarter of 2006, with catheter sales increasing 23%; stand-alone device sales rising 19%; custom kit and procedure tray sales growing 12%; and inflation device sales increasing 7%.

For the nine-month period ended September 30, 2006, catheter sales increased 22%; stand-alone device sales rose 16%; custom kit and procedure tray sales grew 12%; and inflation device sales increased 8%.

“Merit’s third quarter revenues and earnings were generally in line with our expectations,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “We also made some significant accomplishments during the quarter.  We efficiently executed the move and set up of our MCTec facility in Venlo, The Netherlands; effectively initiated an exciting, new technology transfer project; and successfully launched the Resolve® drainage catheter, a significant addition to our fastest-growing product line.  Additionally, we plan to introduce several new products during the fourth quarter.”

“Our third quarter margins were higher than our first quarter margins, despite the traditional slowdown in the summer months,” Lampropoulos continued.  “We expect to see continued improvement in gross margins as we move into 2007.”

Selling, general and administrative expenses for the third quarter of 2006 were 23.2% of sales, compared with 24.3% of sales in the previous year’s third quarter.  Research and development costs during the third quarter of 2006 were 4.5% of sales, compared with 4.3% of sales for the same period last year.  For the nine-month period ended September 30, 2006, selling, general and administrative costs were 24.0% of sales, compared with 23.4% of sales for the first nine months of 2005.  Research and development costs were 4.4% of sales for the first nine months of 2006, compared with 4.1% of sales for the same period in 2005.

Income from operations for the quarter ended September 30, 2006 was $5.1 million, compared with $5.0 million for the same period in 2005.  Income from operations for the first nine months of 2006 was $14.5 million, compared to $18.4 million in the same period of 2005, a decrease that can be attributed primarily to lower gross margins as a percentage of sales due to the factors listed above; the hiring of new sales representatives; and increased R&D expenditures.

Merit’s effective tax rates for the third quarter and the nine-month period ended September 30, 2006 were 36.4% and 36.0%, respectively, compared with 34.6% and 35.6% for the comparable periods of 2005.

The Company’s cash position increased to $7.0 million on September 30, 2006, compared with $4.6 million on December 31, 2005.

INCOME STATEMENT

(Unaudited, in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

SALES	$46,697	$41,224	$139,858	$123,903

COST OF SALES	28,629	24,422	85,743	71,379

GROSS PROFIT	18,068	16,802	54,115	52,524

OPERATING EXPENSES
Selling, general and administrative	10,813	10,010	33,577	29,043
Research and development	2,119	1,788	6,221	5,082
Total	12,932	11,798	39,798	34,125

INCOME FROM OPERATIONS	5,136	5,004	14,317	18,399

OTHER INCOME (EXPENSE)
Interest income	69	99	179	424
Other income (expense)	20	(13)	(45)	(54)
Total Other (expense) income - net	89	86	134	370

INCOME BEFORE INCOME TAX EXPENSE	5,225	5,090	14,451	18,769

INCOME TAX EXPENSE	1,900	1,763	5,203	6,686

NET INCOME	$3,325	$3,327	$9,248	$12,083

EARNINGS PER SHARE-
Basic	$0.12	$0.12	$0.34	$0.45

Diluted	$0.12	$0.12	$0.33	$0.43

AVERAGE COMMON SHARES-
Basic	27,363,182	27,008,936	27,273,873	26,748,957

Diluted	28,286,928	28,112,012	28,115,865	27,811,053

BALANCE SHEET

(Unaudited in thousands)

	September 30,	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$7,005	$4,645
Trade receivables, net	23,317	25,433
Employee receivables	164	116
Other receivables	293	108
Inventories	37,752	32,080
Prepaid expenses and other assets	1,568	1,023
Deferred income tax assets	28	28
Income tax refunds receivable	19	977
Total Current Assets	70,146	64,410

Property and equipment, net	91,811	85,618
Other intangibles, net	4,298	3,342
Goodwill	8,090	6,415
Other assets	2,659	2,363
Deferred income tax assets	7
Deposits	96	99
Total Assets	$177,107	$162,247

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1	$2
Trade payables	11,270	10,254
Accrued expenses	8,827	8,549
Advances from employees	211	316
Deferred income tax liabilities	812	1,141
Income taxes payable	1,541	455
Total Current Liabilities	22,662	20,717

Deferred income tax liabilities	4,134	4,166
Long-term debt	3	2
Deferred compensation payable	2,594	2,363
Deferred credits	2,280	2,415
Other long-term obligation	62	100
Total Liabilities	31,735	29,763

Stockholders’ Equity
Common stock	51,707	48,198
Retained earnings	93,916	84,668
Accumulated other comprehensive loss	(251)	(382)
Total stockholders’ equity	145,372	132,484

Total Liabilities and Stockholders’ Equity	$177,107	$162,247

INCOME STATEMENT

(Unaudited, in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Non-GAAP ADJUSTMENTS

GAAP net income before income taxes	$5,225	$5,090	$14,451	$18,769

Add back:
Stock-based compensation	432	—	1,196	—

Non-GAAP net income before income taxes	5,657	5,090	15,647	18,769

Non-GAAP provision for income taxes (36%)	(2,037)	(1,832)	(5,633)	(6,757)

Non-GAAP net income	$3,620	$3,258	$10,014	$12,012

Non-GAAP net income per share
Basic	$0.13	$0.12	$0.37	$0.45
Diluted	$0.13	$0.12	$0.36	$0.43

Shares used to compute Non-GAAP net income per share
Basic	27,363,182	27,008,936	27,273,873	26,748,957
Diluted	28,286,928	28,112,012	28,115,865	27,811,053

CONFERENCE CALL

Merit Medical invites all interested parties to join its officers in its third quarter earnings conference call to be held today, October 26, 2006, at 5 p.m. Eastern (4 p.m. Central; 3 p.m. Mountain; and 2 p.m. Pacific).  The telephone numbers to call are: (domestic) 800-257-2101; and (international) 303-262-2006.

A live webcast as well as a rebroadcast of the conference call will be available for the conference call at www.merit.com and www.earnings.com.  To listen to the live broadcast, please enter the site 10-15 minutes prior to the call in order to download any necessary media players.  Just click on the “CCBN Webcast” logo on the lower right-hand corner of Merit’s home page.  The webcast will be archived on both sites.  There is no other replay access to the call.

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical accessories used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 85 individuals.  Merit employs approximately 1,630 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2005. Such risks and uncertainties include market acceptance of new products, introduction of products in a timely fashion, product recalls, delays in obtaining regulatory approvals, or the failure to maintain such approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new products and technology that could render Merit’s products obsolete, product liability claims, modification or limitation of governmental or private insurance reimbursement, infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties, foreign currency fluctuations, challenges associated with the Company’s growth strategy, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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